UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
February 5, 2009
HALOZYME THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32335	88-0488686

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11388 Sorrento Valley Road, San Diego, California	92121

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (858) 794-8889
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURES

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Senior Management Cash and Equity Awards and Annual Salary Determinations
     On February 5, 2009, the Compensation Committee (the “Committee”) of the Halozyme Therapeutics, Inc. (“Halozyme”) Board of Directors, as authorized by the Board of Directors, approved annual cash and equity awards for the senior management of Halozyme, Inc. (the operating subsidiary of Halozyme) based upon the 2008 Incentive Structure. The Committee also approved the 2009 annual base salaries for members of senior management. The following table sets forth the equity and cash awards for selected members of senior management under the 2008 Incentive Structure as well as the annual base salary levels for 2009:

	2008 Cash Award	2008 Equity Award(1)	2009 Base Salary
Jonathan E. Lim (President and Chief Executive Officer)	$0	120,000	$395,000
Gregory I. Frost (Chief Scientific Officer)	$0	80,000	$375,000
David A. Ramsay (Chief Financial Officer)	$0	30,000	$270,000
Robert Little (Vice President, Chief Commercial Officer)	$0	20,000	$334,000
William Fallon (Vice President, Manufacturing and Operations)	$0	40,000	$287,000

(1)	Each 2008 equity award is in the form of an incentive stock option to purchase Halozyme common stock. One-fourth of the total grant amount will become vested on February 5, 2010 and 1/48 of the total amount will become vested for each month of service provided to the Company by the optionee thereafter. The per share exercise price for each option is $6.10, as this was the closing trading price of Halozyme common stock on NASDAQ on the date of grant.
Approval of 2009 Senior Executive Incentive Plan
     Also on February 5, 2009, the Committee, as authorized by the Halozyme Board of Directors, finalized cash and equity incentive policies (the “2009 Incentive Plan”) applicable to Halozyme’s senior executive officers for 2009. The material terms of the 2009 Incentive Plan are summarized as follows:
Senior Executive Incentive Plan
     The 2009 Incentive Plan is comprised of potential cash and equity awards for the senior executive officers of Halozyme, Inc. subject to the appreciation of Halozyme’s common stock and the accomplishment of certain individual goals in 2009.
     The aggregate amount of cash awards for senior executive officers will be determined by the amount that Halozyme’s stock appreciates during the course of 2009. If Halozyme’s stock does not appreciate during 2009, there will be no cash award pool for senior executive officers. If Halozyme’s stock does appreciate during 2009 (based upon the trading average for the last 10 trading days of 2008 compared to the last 10 trading days of 2009), the size of the cash pool will equal a percentage of the overall increase to market capitalization (as adjusted to remove the impact of any shares issued during the course of 2009). The applicable percentage will not be a flat percentage, but will instead represent one one-hundredth of the year-over-year percentage increase to the adjusted market capitalization with a maximum applicable percentage of 2% (based on increases to market capitalization of 200% or greater). In addition, if the aggregate increase to market capitalization is less than roughly 30 percent, the cash award pool dictated by the previously described formula will be reduced by 50%. For example, in the event of a 10% increase in adjusted market capitalization the formula described above results in a cash award pool of approximately $43,000, but due to the 50% reduction feature the actual pool available for senior executive cash awards will be reduced to approximately $21,500. Increases in market capitalization greater than roughly 30% will not be subject to the reduction feature (for example, a 50% increase in adjusted market capitalization will result in a cash award pool of roughly $1,076,000). Once the size of the cash pool is established, Halozyme’s Chief Executive Officer will make a recommendation to the Committee on the allocation of the pool among the senior executive officers eligible to participate in the pool and the Committee will have the flexibility of approving an aggregate amount of cash awards that is higher or lower than the aggregate amount determined pursuant to the calculation described above.

     Maximum equity awards were also established for each executive officer (amounts for selected members of senior management are set forth in the table below), and the actual amount to be awarded will be based upon the accomplishment of individualized performance criteria during 2009. The specific performance criteria for all members of senior management other than the Chief Executive Officer will be based on the accomplishment of individual performance objectives. The specific performance criteria for the Chief Executive Officer, however, will be based upon the accomplishment of company performance objectives. If a member of senior management does not accomplish all performance criteria, that person will still be eligible to receive a portion of their maximum equity award; provided, however, that at least 75% of that person’s performance criteria must be met in order to receive an equity award.

Maximum
Stock Option Grant
Jonathan E. Lim (President and Chief Executive Officer)	150,000
Gregory I. Frost (Chief Scientific Officer)	80,000
David A. Ramsay (Chief Financial Officer)	40,000
Robert Little (Vice President, Chief Commercial Officer)	40,000
William Fallon (Vice President, Manufacturing and Operations)	40,000
     As with cash awards, the Board of Directors will have the flexibility of approving equity awards that are higher or lower than the amounts determined pursuant to the formula described above.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Halozyme Therapeutics, Inc.
February 9, 2009	By:	/s/ David A. Ramsay
David A. Ramsay
Secretary and Chief Financial Officer